Exhibit 13
                            Initial Capital Agreement


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                            INITIAL CAPITAL AGREEMENT

                                  June 28, 1988

Phoenix Multi-Portfolio Fund
101 Munson Street
Greenfield, MA 01301

Dear Sirs:

         Phoenix Multi-Portfolio Fund (the "Trust") proposes to issue and sell to the public shares of beneficial interest, $1 par value, of its Phoenix Tax-Exempt Bond Portfolio (the "Shares") pursuant to a registration statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission. In order to provide the Trust with a net worth of at least $100,000 as required by Section 14 of the Investment Company Act of 1940, as amended, we hereby offer to purchase 10,000 Shares at a price of $10.00 per Share two days prior to the effective date of the Registration Statement (or such earlier date as may be agreed upon).

         We will make payment for the 10,000 Shares by delivery of a certified or official bank check payable to the order of the Trust at least two business days prior to the date specified by the Trust as the proposed effective date of the Registration Statement.

         We represent and warrant to the Trust that the Shares are being acquired by us for investment and not with a view to the resale or further distribution thereof and that we have no present intention to redeem the Shares.

         Please confirm that the foregoing correctly sets forth our agreement with the Trust.

                                             Very truly yours,

                                             PHOENIX INVESTMENT COUNSEL, INC.
                                             By: /s/ Robert Chesek
                                                 ------------------------------
                                                 Robert Chesek, President

Confirmed, as of the date
first above mentioned.

PHOENIX MULTI-PORTFOLIO FUND
By: /s/ Janice L. Scites
    --------------------------------
    Janice L. Scites, Vice President

P11.61